Exhibit 99.1

Ramaco Resources, Inc. Announces $5.0 Million Third-Quarter Dividend

LEXINGTON, Ky., July 14, 2022 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced that its Board of Directors approved the payment of a $5.0 million quarterly cash dividend in the third quarter of 2022. Specifically, the third quarter dividend in the amount of approximately $0.11 per common share will be paid on September 15, 2022, to shareholders of record on September 1, 2022.

Ramaco Resources, Inc. (NASDAQ:METC) is an operator and developer of high-quality, low-cost metallurgical coal in central and southern West Virginia, southwestern Virginia, and southwestern Pennsylvania. For more information about us, please visit our website at www.ramacoresources.com.

POINT OF CONTACT:

INVESTOR RELATIONS: info@ramacocoal.com or 859-244-7455

SOURCE Ramaco Resources, Inc.